Exhibit 99.1

Investor Release

Investor Contact: Brett Pollack

Email: Brett.Pollack@qlik.com

Phone: 646-561-0906

Media Contact: Maria Scurry

Email: Maria.Scurry@qlik.com

Phone: 617-658-5317

Qlik Announces Strong Second Quarter 2015 Financial Results

•	Second quarter total revenue of $145.8 million increases 11% year-over-year; 26% in constant currency

•	Second quarter license revenue of $76.3 million increases 14% year-over-year; 29% in constant currency

RADNOR, Pennsylvania – July 23, 2015 - Qlik (NASDAQ: QLIK), a leader in visual analytics delivering intuitive solutions for self-service data visualization and guided analytics, today announced financial results for the second quarter ended June 30, 2015.

Lars Björk, Chief Executive Officer of Qlik, stated, “This was another great quarter for Qlik. On a constant currency basis, we achieved accelerating license and total revenue growth, driven by increased momentum around Qlik Sense and ongoing healthy demand for QlikView. Our platform strategy is expanding the dialogue with customers and prospects, as they can now leverage best-in-class visualization, governance, security and collaboration, all from one vendor.”

Financial Highlights for the Second Quarter Ended June 30, 2015

•	Total revenue for the second quarter of 2015 was $145.8 million, an increase of 11% from $131.6 million for the second quarter of 2014. On a constant currency basis, total revenue increased 26% compared to the second quarter of 2014. License revenue for the second quarter of 2015 was $76.3 million, an increase of 14% from $66.9 million for the second quarter of 2014. On a constant currency basis, license revenue increased 29% compared to the second quarter of 2014.

•	GAAP loss from operations for the second quarter of 2015 was ($9.9) million, compared to a GAAP loss from operations of ($7.0) million for the second quarter of 2014. Non-GAAP income from operations was $2.0 million for the second quarter of 2015, compared to non-GAAP income from operations of $2.6 million for the second quarter of 2014.

•	GAAP net loss was ($13.0) million for the second quarter of 2015, or ($0.14) per diluted common share, compared to a GAAP net loss of ($10.2) million, or ($0.11) per diluted common share, for the second quarter of 2014. Non-GAAP net loss was ($0.8) million for the second quarter of 2015, or ($0.01) per diluted common share, compared to non-GAAP net income of $1.8 million, or $0.02 per diluted common share, for the second quarter of 2014. GAAP and non-GAAP net loss for the second quarter of 2015 include a $3.2 million foreign exchange loss compared to a $51,000 foreign exchange loss in the second quarter of 2014.

•	Cash and cash equivalents as of June 30, 2015 were $306.4 million compared to $244.0 million at December 31, 2014. Net cash provided by operating activities was $49.6 million for the six months ended June 30, 2015, compared to $23.5 million for the six months ended June 30, 2014.

Operating Highlights

•	For the second quarter of 2015, on a constant currency basis, total revenue in the Americas increased 20% over the prior year period, total revenue from Europe increased 28% over the prior year period, and total revenue from Rest of World increased 34% over the prior year period.

•	Added new customers during the quarter including AFAS Software B.V., Bourne Leisure Group Ltd., CitySprint, Corrona, Inc., Dartmouth-Hitchcock Medical Center, Forbo Siegling GmbH, Geisinger Health System, John Muir Health, Mosecker GmbH & Co. KG, ONE Care Vermont, and Ryanair Ltd.

•	Expanded numerous customer engagements globally through our land and expand strategy including Arkema France, Arrow Enterprise Computing Solutions, BDO LLP, Covanta, Dignity Health, Elekta Instrument AB, Essex Lake Group LLC, Farminveste IPG, S.A, Grupo Posadas, Hapag-Lloyd Aktiengesellschaft, Harvard University, Karolinska Institutet, Tander, Mizuho Capital Markets Corp, National Institute for Health Research, On Semiconductor, Palmetto Health, Planet Hollywood International, Inc., SBK Siemens Betriebskrankenkasse, Siemens AG, Seetec Employment and Skills Ireland Limited, Thames Water Ltd., UCSF Medical Center, The University of Glasgow, Vodafone Group Plc, Volac International Limited, and Zenith Vehicle Contracts Ltd.

•	Completed 129 deals with license and first year maintenance over $100,000 in the second quarter of 2015, including 35 deals over $250,000 and seven deals over $1 million, compared to 109 deals over $100,000, including 25 deals over $250,000 and three deals over $1 million in the prior year period.

•	Generated 59% of license and first year maintenance billings from existing customers in the second quarter of 2015, compared to 65% in the prior year period.

•	Generated 56% of license and first year maintenance billings from our indirect partner channel and 44% from our direct channel in the second quarter of 2015, compared to 52% from our indirect partner channel and 48% from our direct channel in the prior year period.

Business Outlook

Based on information available as of July 23, 2015, Qlik anticipates total revenue growth of 10% to 11% on a reported basis and 21% to 23% on a constant currency basis for the full year 2015. Qlik is issuing guidance for the third quarter and full year 2015 as follows:

in millions, except for per share data	Guidance Range Q3 2015		Year-Over-Year Projected Revenue Growth Rate		Year-Over-Year Projected Revenue Growth Rate on a Constant Currency Basis[1]
	Low End	High End	Low End	High End	Low End	High End
Total revenue	$140.0	$144.0	7%	10%	18%	21%

Non-GAAP income from operations[2]	$1.0	$4.0
Non-GAAP income per diluted common share[2,3]	$0.01	$0.03
	Guidance Range Full Year 2015		Year-Over-Year Projected Revenue Growth Rate		Year-Over-Year Projected Revenue Growth Rate on a Constant Currency Basis[1]
	Low End	High End	Low End	High End	Low End	High End
Total revenue	$610.0	$620.0	10%	11%	21%	23%

Non-GAAP income from operations[2]	$43.0	$47.0
Non-GAAP income per diluted common share[2,3]	$0.30	$0.33

[1]	To determine projected revenue growth rates on a constant currency basis for third quarter and full year 2015, expected revenue from entities reporting in foreign currencies was translated into U.S. dollars using the comparable prior year period’s monthly average foreign currency exchange rates.
[2]	Expectations of non-GAAP income from operations and non-GAAP income per diluted common share exclude stock-based compensation expense, employer payroll taxes on stock transactions, contingent consideration adjustments and amortization of intangible assets.
[3]	Assumes an estimated long-term effective tax rate of 30% and diluted weighted average shares outstanding of approximately 95 million.

Qlik’s expectations of total revenue, non-GAAP income from operations and non-GAAP income per diluted common share for the third quarter and full year 2015 assume that foreign currency exchange rates for the third quarter and full year 2015 will approximate current exchange rates. This Business Outlook is directional guidance only as foreign currency exchange rate fluctuations and changes in the mix of domestic and international revenue and expenses can impact our results.

Qlik currently intends to publish, in each quarterly earnings release, certain expectations with respect to future financial performance. Those statements, including the guidance provided above, are forward looking, and actual results may differ materially.

Conference Call and Webcast Information

Qlik will host a conference call on Thursday, July 23, 2015 at 5:00 p.m. Eastern Time (ET) to discuss the company’s second quarter financial results and its business outlook. To access this call, dial (877) 312-5507 (domestic) or (253) 237-1134 (international). The conference ID is 71929684. The presentation will be webcast live and available under the “Events & Presentations” section on Qlik’s investor relations website at http://investor.qlik.com/. Following the conference call, a replay will be available until July 26, 2015 at (855) 859-2056 (domestic) or (404) 537-3406 (international). The replay pass code is 71929684. An archived webcast of this conference call will also be available under the “Events & Presentations” section on Qlik’s investor relations website at http://investor.qlik.com/.

Non-GAAP Financial Measures

To supplement the consolidated financial statements presented in accordance with generally accepted accounting principles in the United States, or GAAP, Qlik uses measures of non-GAAP income (loss) from operations, non-GAAP net income (loss), non-GAAP net income (loss) per basic and diluted common share, non-GAAP revenue and constant currency. A reconciliation of these non-GAAP financial measures to the closest GAAP financial measure is presented in the financial tables below under the headings “Reconciliation of Non-GAAP Measures to GAAP”, “Reconciliation of Non-GAAP Revenue to GAAP Revenue” and “Reconciliation of Year-Over-Year Projected Revenue Growth Rate to Year-Over-Year Projected Revenue Growth Rate on a Constant Currency Basis.” Qlik believes that the non-GAAP financial information provided in this release can assist investors in understanding and assessing Qlik’s on-going core operations and prospects for the future and provides an additional tool for investors to use in comparing Qlik’s financial results with other companies in Qlik’s industry, many of which present similar non-GAAP financial measures to investors. In addition, Qlik believes that these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its internal budgeting and operational decision making.

For the three and six months ended June 30, 2015 and 2014, non-GAAP income (loss) from operations is determined by taking GAAP loss from operations and adding back stock-based compensation expense, employer payroll taxes on stock transactions, amortization of intangible assets and contingent consideration adjustments. Non-GAAP net income (loss) is determined by taking GAAP loss before income taxes and adding back stock-based compensation expense, employer payroll taxes on stock transactions, amortization of intangible assets and contingent consideration adjustments and the result is tax affected at an estimated long-term effective tax rate of 30%. Qlik believes that the effective tax rate used in the non-GAAP net income (loss) and related income (loss) per diluted common share calculations are reasonable estimates of the long-term normalized effective tax rate under its global structure. Qlik believes these adjustments provide useful information to both management and investors due to the following factors:

•	Stock-based compensation. Although stock-based compensation is an important aspect of the compensation of Qlik’s employees and executives, determining the fair value of the stock-based instruments involves a high degree of judgment and estimation and the expense recorded may bear little resemblance to the actual value realized upon the future exercise or termination of the related stock-based awards. Furthermore, unlike cash compensation, the value of stock-based compensation is determined using a complex formula that incorporates factors, such as market volatility, that are beyond Qlik’s control. Management believes it is useful to exclude stock-based compensation in order to better understand the long-term performance of Qlik’s core business and to facilitate comparison of its results to those of peer companies.

•	Employer payroll taxes on stock transactions. The amount of employer payroll taxes on stock transactions is dependent on Qlik’s stock price and other factors that are beyond Qlik’s control and do not correlate to the operation of its business.

•	Amortization of intangible assets. A portion of the purchase price of Qlik’s acquisitions is generally allocated to intangible assets, such as intellectual property, and is subject to amortization. However, Qlik does not acquire businesses on a predictable cycle. Additionally, the amount of an acquisition’s purchase price allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition. Therefore, management believes that the presentation of non-GAAP financial measures that adjust for the amortization of intangible assets provides investors and others with a consistent basis for comparison across accounting periods.

•	Contingent consideration adjustment. Qlik periodically enters into business combinations which may contain contingent consideration arrangements. At each reporting date, management remeasures these contingent consideration liabilities at fair value until the contingencies are resolved. During the three and six months ended June 30, 2015, a charge of $0.1 million and $0.2 million, respectively, was recorded related to changes in the fair value of contingent consideration liabilities and is included in Qlik’s consolidated statement of operations. Management believes that these costs are generally non-recurring and do not correlate to the ongoing operation of its business.

To determine the revenue growth rates on a constant currency basis for the three and six months ended June 30, 2015, revenue from entities reporting in foreign currencies was translated into U.S. dollars using the comparable prior year period’s monthly average foreign currency exchange rates. Qlik reports results in U.S. dollars but does business on a global basis in multiple currencies. Exchange rate fluctuations affect the U.S. dollar value of foreign currency revenue and expenses and may have a significant effect on reported results. The discussion of Qlik’s financial results in this release includes comparisons with the prior year period in constant currency terms. Management believes this information facilitates comparison of underlying results over time.

This press release includes forward-looking non-GAAP financial measures under the heading “Business Outlook”. These non-GAAP financial measures were determined by excluding stock-based compensation expense, employer payroll taxes on stock transactions, amortization of intangible assets and contingent consideration adjustments and assuming an estimated long-term effective tax rate of 30%. We are unable to reconcile this non-GAAP guidance to GAAP because it is difficult to predict the future impact of these adjustments. In addition, these forward-looking non-GAAP financial measures assume that foreign currency exchange rates for the third quarter and full year 2015 will approximate current foreign currency exchange rates. In addition, Qlik’s expectations of year-over-year projected revenue growth rates on a constant currency basis for the third quarter and full year 2015 assume that expected revenue from entities reporting in foreign currencies are translated into U.S. dollars using the comparable prior year period’s monthly average foreign currency exchange rates.

The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant elements that are required by GAAP to be recorded in Qlik’s consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management in determining these non-GAAP financial measures. In order to compensate for these limitations, management of Qlik presents its non-GAAP financial measures in connection with its GAAP results. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to their most directly comparable GAAP financial measure. As previously mentioned, a reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided below.

About Qlik

Qlik (NASDAQ: QLIK) is a leader in visual analytics. Its portfolio of products meets customers’ growing needs from reporting and self-service visual analysis to guided, embedded and custom analytics. Approximately 36,000 customers rely on Qlik solutions to gain meaning out of information from varied sources, exploring the hidden relationships within data that lead to insights that ignite good ideas. Headquartered in Radnor, Pennsylvania, Qlik has offices around the world with more than 1,700 partners covering more than 100 countries.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, the guidance provided under the heading “Business Outlook” above, statements regarding the value and effectiveness of Qlik’s products, the introduction of product enhancements or additional products and Qlik’s growth, expansion and market leadership, that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Qlik’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “predicts,” “plan,” “expects,” “focus,” “anticipates,” “believes,” “goal,” “target,” “estimate,” “potential,” “may,” “will,” “might,” “momentum,” “can,” “could,” “see,” “seek,” “forecast,” and similar words. Qlik intends all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to: risks and uncertainties inherent in Qlik’s business; Qlik’s ability to attract new customers and retain existing customers; Qlik’s ability to effectively sell, service and support its products; Qlik’s ability to adapt to changing licensing and go to market business models; Qlik’s ability to manage its international operations; Qlik’s ability to compete effectively; Qlik’s ability to develop and introduce new products and add-ons or enhancements to existing products; Qlik’s ability to continue to promote and maintain its brand in a cost-effective manner; Qlik’s ability to manage growth; Qlik’s ability to attract and retain key personnel; currency fluctuations that affect Qlik’s revenues and costs; Qlik’s ability to successfully integrate acquisitions into its business; the scope and validity of intellectual property rights applicable to Qlik’s products; adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which Qlik operates; and other risks more fully described in Qlik’s publicly available filings with the Securities and Exchange Commission. Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent Qlik’s views as of the date of this press release. Any statements regarding Qlik’s products are intended to outline its general product direction and should not be relied on in making a purchase decision, as the development, release, and timing of any features and functionality remains at Qlik’s sole discretion. Qlik anticipates that subsequent events and developments will cause its views to change. Qlik undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing Qlik’s views as of any date subsequent to the date of this press release.

© 2015 QlikTech International AB. All rights reserved. Qlik®, Qlik® Sense, QlikView®, QlikTech®, Qlik® Cloud, Qlik® DataMarket, Qlik® Analytics Platform and the QlikTech logos are trademarks of QlikTech International AB which have been registered in multiple countries. Other marks and logos mentioned herein are trademarks or registered trademarks of their respective owners.

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Qlik Technologies Inc.

Consolidated Statements of Operations

(in thousands, except for share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Revenue:
License revenue	$76,320	$66,942	$131,127	$120,825
Maintenance revenue	55,983	50,889	108,653	96,734
Professional services revenue	13,526	13,787	26,313	25,171

Total revenue	145,829	131,618	266,093	242,730

Cost of revenue:
License revenue	2,437	1,785	4,409	3,291
Maintenance revenue	2,681	2,768	5,939	5,825
Professional services revenue	17,076	14,256	32,987	27,732

Total cost of revenue	22,194	18,809	43,335	36,848

Gross profit	123,635	112,809	222,758	205,882

Operating expenses:
Sales and marketing	86,792	75,691	163,433	148,454
Research and development	18,793	17,588	36,188	34,634
General and administrative	27,964	26,531	57,138	53,292

Total operating expenses	133,549	119,810	256,759	236,380

Loss from operations	(9,914)	(7,001)	(34,001)	(30,498)

Other expense, net:
Interest income, net	35	40	65	75
Foreign exchange loss, net	(3,241)	(51)	(1,846)	(414)

Total other expense, net	(3,206)	(11)	(1,781)	(339)

Loss before income taxes	(13,120)	(7,012)	(35,782)	(30,837)

Benefit (provision) for income taxes	118	(3,194)	(7,540)	(5,249)

Net loss	$(13,002)	$(10,206)	$(43,322)	$(36,086)

Net loss per common share
Basic and diluted	$(0.14)	$(0.11)	$(0.47)	$(0.40)

Weighted average number of common shares outstanding
Basic and diluted	91,721,926	89,753,523	91,362,617	89,480,446

Stock-based compensation expense for the three and six months ended June 30, 2015 and 2014 is included in the Unaudited Consolidated Statements of Operations as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)

Cost of revenue	$773	$639	$1,798	$1,195
Sales and marketing	4,757	4,199	9,427	8,306
Research and development	1,034	1,023	1,990	1,834
General and administrative	3,099	2,817	5,845	5,181

	$9,663	$8,678	$19,060	$16,516

Qlik Technologies Inc.

Reconciliation of non-GAAP Measures to GAAP

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Reconciliation of non-GAAP income (loss) from operations:

GAAP loss from operations	$(9,914)	$(7,001)	$(34,001)	$(30,498)
Stock-based compensation expense	9,663	8,678	19,060	16,516
Employer payroll taxes on stock transactions	1,350	191	1,492	554
Amortization of intangible assets	867	739	1,772	1,548
Contingent consideration adjustment	56	—	162	—

Non-GAAP income (loss) from operations	$2,022	$2,607	$(11,515)	$(11,880)

Non-GAAP income (loss) from operations as a percentage of total revenue	1.4%	2.0%	-4.3%	-4.9%
GAAP loss from operations as a percentage of total revenue	-6.8%	-5.3%	-12.8%	-12.6%

Reconciliation of non-GAAP net income (loss):

GAAP net loss	$(13,002)	$(10,206)	$(43,322)	$(36,086)
Stock-based compensation expense	9,663	8,678	19,060	16,516
Employer payroll taxes on stock transactions	1,350	191	1,492	554
Amortization of intangible assets	867	739	1,772	1,548
Contingent consideration adjustment	56	—	162	—
Income tax adjustment*	237	2,415	11,529	8,915

Non-GAAP net income (loss)	$(829)	$1,817	$(9,307)	$(8,553)

Non-GAAP net income (loss) per common share - basic and diluted	$(0.01)	$0.02	$(0.10)	$(0.10)

GAAP net loss per common share - basic and diluted	$(0.14)	$(0.11)	$(0.47)	$(0.40)

Non-GAAP weighted average number of common shares outstanding - basic	91,721,926	89,753,523	91,362,617	89,480,446

Non-GAAP weighted average number of common shares outstanding - diluted	91,721,926	90,923,413	91,362,617	89,480,446

GAAP weighted average number of common shares outstanding - basic and diluted	91,721,926	89,753,523	91,362,617	89,480,446

*	Income tax adjustment is used to adjust the GAAP benefit (provision) for income taxes to a non-GAAP benefit (provision) for income taxes utilizing an estimated long-term effective tax rate of 30%.

Qlik Technologies Inc.

Reconciliation of non-GAAP Revenue to GAAP Revenue

(in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	% change	2015	2014	% change
	(unaudited)			(unaudited)
Constant currency reconciliation:
Total revenue, as reported	$145,829	$131,618	11%	$266,093	$242,730	10%
Estimated impact of foreign currency fluctuations			15%			14%

Total revenue constant currency growth rate			26%			24%

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	% change	2015	2014	% change
	(unaudited)			(unaudited)
Constant currency reconciliation:
License revenue, as reported	$76,320	$66,942	14%	$131,127	$120,825	9%
Estimated impact of foreign currency fluctuations			15%			14%

License revenue constant currency growth rate			29%			23%

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	% change	2015	2014	% change
	(unaudited)			(unaudited)
Constant currency reconciliation:
Maintenance revenue, as reported	$55,983	$50,889	10%	$108,653	$96,734	12%
Estimated impact of foreign currency fluctuations			16%			16%

Maintenance revenue constant currency growth rate			26%			28%

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	% change	2015	2014	% change
	(unaudited)			(unaudited)
Constant currency reconciliation:
Professional Services revenue, as reported	$13,526	$13,787	-2%	$26,313	$25,171	5%
Estimated impact of foreign currency fluctuations			12%			12%

Professional services revenue constant currency growth rate			10%			17%

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	% change	2015	2014	% change
	(unaudited)			(unaudited)
Constant currency reconciliation:
Americas revenue, as reported	$54,262	$46,632	16%	$97,129	$83,484	16%
Estimated impact of foreign currency fluctuations			4%			4%

Americas revenue constant currency growth rate			20%			20%

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	% change	2015	2014	% change
	(unaudited)			(unaudited)
Constant currency reconciliation:
Europe revenue, as reported	$74,606	$70,356	6%	$137,623	$133,129	3%
Estimated impact of foreign currency fluctuations			22%			22%

Europe revenue constant currency growth rate			28%			25%

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	% change	2015	2014	% change
	(unaudited)			(unaudited)
Constant currency reconciliation:
Rest of World revenue, as reported	$16,961	$14,630	16%	$31,341	$26,117	20%
Estimated impact of foreign currency fluctuations			18%			18%

Rest of World revenue constant currency growth rate			34%			38%

Qlik Technologies Inc.

Consolidated Balance Sheets

(in thousands)

	June 30, 2015	December 31, 2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$306,353	$244,018
Accounts receivable, net	150,922	203,766
Prepaid expenses and other current assets	16,987	19,901
Deferred income taxes	2,082	2,082

Total current assets	476,344	469,767

Property and equipment, net	28,734	26,455
Intangible assets, net	14,040	21,195
Goodwill	38,569	38,702
Deferred income taxes	2,658	3,015
Deposits and other noncurrent assets	5,165	2,835

Total assets	$565,510	$561,969

Liabilities and stockholders’ equity
Current liabilities:
Income taxes payable	$—	$2,139
Accounts payable	6,497	6,887
Deferred revenue	135,813	127,565
Accrued payroll and other related costs	54,127	53,674
Accrued expenses	36,386	40,712
Deferred income taxes	37	37

Total current liabilities	232,860	231,014

Long-term liabilities:
Deferred revenue	6,368	4,564
Deferred income taxes	2,135	3,477
Other long-term liabilities	12,011	14,422

Total liabilities	253,374	253,477

Commitments and contingencies

Stockholders’ equity:
Common stock	9	9
Additional paid-in-capital	376,329	327,419
Accumulated deficit	(64,916)	(21,594)
Accumulated other comprehensive income	714	2,658

Total stockholders’ equity	312,136	308,492

Total liabilities and stockholders’ equity	$565,510	$561,969

Qlik Technologies Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended June 30,
	2015	2014
	(unaudited)
Cash flows from operating activities
Net loss	$(43,322)	$(36,086)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	6,959	5,136
Stock-based compensation expense	19,060	16,516
Excess tax benefit from stock-based compensation	(5,434)	(4,171)
Unrealized foreign currency loss, net	7,736	1,198
Other non-cash items	(62)	432
Changes in assets and liabilities
Accounts receivable	43,640	35,193
Prepaid expenses and other assets	1,155	(131)
Deferred revenue	15,390	10,937
Accounts payable and other liabilities	4,485	(5,556)

Net cash provided by operating activities	49,607	23,468

Cash flows from investing activities
Acquisitions, net of cash acquired	(2,842)	—
Capital expenditures	(7,834)	(7,865)

Net cash used in investing activities	(10,676)	(7,865)

Cash flows from financing activities
Proceeds from exercise of common stock options	24,416	8,115
Excess tax benefit from stock-based compensation	5,434	4,171

Net cash provided by financing activities	29,850	12,286
Effect of exchange rate on cash and cash equivalents	(6,446)	(547)

Net increase in cash and cash equivalents	62,335	27,342
Cash and cash equivalents, beginning of period	244,018	227,693

Cash and cash equivalents, end of period	$306,353	$255,035

Supplemental cash flow information:
Cash paid during the period for income taxes	$3,564	$3,997

Non-cash investing activities:
Tenant improvement allowance received under operating lease	$—	$1,048